Exhibit 99.1

United Online Reports Second Quarter 2012 Results

  Board of Directors Approves Preliminary Plan to Separate into Two Independent Publicly-Traded Companies
  Consolidated Revenues of $231.9 Million, Operating Income of $16.9 Million and Adjusted OIBDA of $35.2 Million
  FTD Segment Revenues and Segment Adjusted OIBDA Increase Year Over Year for Sixth Consecutive Quarter After Adjusting for Timing of U.K. Mother’s Day
  Memory Lane, Inc. Completes Acquisition of schoolFeed, Inc.

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--August 1, 2012--United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its second quarter ended June 30, 2012.

“Today, United Online announced that its Board of Directors has approved a preliminary plan to separate United Online into two independent, publicly-traded companies,” said Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online. “As part of the separation, FTD will become a separate, publicly-traded company, which will include the domestic and international operations of our FTD segment. The other public company will be United Online, which will continue to operate the businesses of our Content & Media and Communications segments. The proposed spin-off of FTD is expected to take the form of a tax-free pro rata distribution to United Online stockholders. In addition, the company announced that it also is reviewing strategic alternatives for its Content & Media and Communications businesses, including the potential spin-off of the Content & Media segment as an additional, separate publicly-traded company. We expect the separation not only will unlock value for the benefit of our stockholders, but also will provide significant operational and strategic flexibility for these businesses, better position them to capitalize on their well-recognized brands, and enhance long-term stockholder value.”

“Looking at our results for the quarter, consolidated adjusted OIBDA exceeded the high end of our guidance range for the quarter, and consolidated revenues were near the mid-point of our guidance range,” stated Goldston. “During the quarter, the FTD segment achieved its sixth consecutive quarter of year-over-year growth in revenues and adjusted OIBDA, after adjusting for the impact of the timing of the 2011 U.K. Mother’s Day.”

“During the quarter, our Memory Lane subsidiary completed the acquisition of schoolFeed, Inc., the developer of a leading Facebook app that enables online high school networking,” Goldston continued. “This acquisition is expected to enrich the Classmates business domestically and its StayFriends business internationally by providing the opportunity for our members to reconnect and interact with significantly more of their high school friends and acquaintances. In addition, Interflora British Unit, the U.K.-based subsidiary of FTD, acquired the Gifts Division of Flying Brands Limited, including the Flying Flowers, Flowers Direct and Drake Algar businesses, which we believe will broaden Interflora’s already strong presence in the U.K.”

“We’re continuing to make progress in our NetZero 4G mobile broadband business,” Goldston added. “Currently, our focus is on testing various marketing approaches while continuing to build our customer base.”

“In the second quarter, we made a voluntary debt prepayment of $17 million ahead of our next contractual payment due in April 2013, which will save the company approximately $0.7 million in interest expense and has eliminated all future scheduled mandatory principal payments,” said Neil P. Edwards, Executive Vice President and Chief Financial Officer. “Although we generated $13.4 million in free cash flow in the quarter, our cash and cash equivalents declined by $26.2 million from March 31, 2012, primarily as a result of the debt prepayment and the acquisitions of schoolFeed, Inc. and the Gifts Division of Flying Brands Limited.”

Summary Results for Second Quarter Ended June 30, 2012:

The following table summarizes key financial results for the second quarter ended June 30, 2012:

	(in millions, except per share amounts and percentages)
Financial Highlights	Q2 2012	Q2 2011	% Change
FTD revenues	$167.5	$176.3	(5%)
Content & Media revenues	38.0	47.4	(20%)
Communications revenues	26.8	32.3	(17%)
Intersegment eliminations	(0.5)	(0.4)	(6%)
Consolidated revenues	$231.9	$255.6	(9%)

GAAP operating income	$16.9	$27.8	(39%)

Adjusted OIBDA(1)	$35.2	$46.7	(25%)

GAAP net income attributable to common stockholders	$8.3	$14.2	(42%)
GAAP diluted net income per common share	$0.09	$0.16	(44%)

Adjusted net income attributable to common stockholders(2)	$16.0	$26.8	(40%)
Adjusted diluted net income per common share(2)	$0.18	$0.30	(40%)

  Consolidated revenues were $231.9 million, a 9% decrease compared to the second quarter of 2011. Adjusting for the unfavorable impact of foreign currency exchange rates and the shift of approximately $14 million of revenues into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, consolidated revenues in the second quarter of 2012 decreased by $7.7 million, or 3%, compared to the year-ago quarter.
  GAAP operating income was $16.9 million, a decrease of 39% versus the year-ago quarter.
  Consolidated adjusted OIBDA(1) was $35.2 million, a decrease of 25% versus the year-ago quarter. Adjusting for the unfavorable impact of foreign currency exchange rates and the shift of approximately $3 million of adjusted OIBDA into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, consolidated adjusted OIBDA in the second quarter of 2012 decreased by $7.9 million, or 18%, compared to the year-ago quarter.
  Interest expense was $3.6 million, down 67% from the year-ago quarter, primarily resulting from a $6.1 million loss on extinguishment of debt in connection with the refinancing of FTD’s credit facility in June 2011 and lower interest rates.
  The effective income tax rate was 40%, versus 15% in the year-ago quarter when the settlement of an income tax audit resulted in a $4.8 million release of reserves.
  GAAP diluted net income per common share was $0.09, down 44% compared to the year-ago quarter.
  Adjusted diluted net income per common share(2) was $0.18, down 40% compared to the year-ago quarter.

Cash Flows, Balance Sheet and Dividend Highlights:

  Cash flows from operating activities and free cash flow(3) for the quarter ended June 30, 2012 were $16.0 million and $13.4 million, respectively, representing decreases of 29% and 20%, respectively, compared to the year-ago quarter. These decreases were driven primarily by lower adjusted OIBDA and the impact of the timing of the U.K. Mother’s Day, partially offset by favorable changes in working capital and lower capital expenditures.
  The company made a voluntary debt prepayment of $17 million ahead of the next contractual payment due in April 2013, which will save the company approximately $0.7 million in interest expense and has eliminated all future scheduled mandatory principal payments.
  On June 8, 2012, Memory Lane, Inc. completed the acquisition of schoolFeed, Inc. for $7.5 million in cash upon closing and a maximum of $27.5 million in earn-out payments which are contingent upon the achievement of certain performance objectives over three annual periods ending June 30, 2013, 2014 and 2015.
  On April 30, 2012, Interflora British Unit, the U.K.-based subsidiary of FTD, acquired the assets of the Gifts Division of Flying Brands Limited for $3.9 million in cash upon closing.
  Cash and cash equivalents at June 30, 2012 were $111.4 million, compared to $137.7 million at March 31, 2012. The decrease resulted primarily from a $17 million voluntary debt prepayment and the company’s acquisitions of schoolFeed, Inc. and the Gifts Division of Flying Brands Limited.
  Net debt at June 30, 2012 was $132.4 million, compared to $122.9 million at March 31, 2012. The company defines net debt as total debt, net of discounts, less cash and cash equivalents.
  The company paid $9.4 million in cash dividends during the quarter.
  In July 2012, the company’s Board of Directors declared a quarterly cash dividend of $0.10 per share that is payable on August 31, 2012 to stockholders of record on August 14, 2012.

Segment Results for Second Quarter Ended June 30, 2012:

FTD:

	(in millions, except percentages and metrics)
Financial Highlights	Q2 2012	Q2 2011	% Change
Products revenues	$137.9	$145.8	(5%)
Services revenues	29.6	30.5	(3%)
Segment revenues	$167.5	$176.3	(5%)

Segment income from operations	$22.7	$24.7	(8%)
Segment adjusted OIBDA(1)	$24.0	$25.7	(7%)
as a % of segment revenues(1)	14.3%	14.6%

Metrics Highlights	Q2 2012	Q2 2011	% Change
Consumer orders(4) (in thousands)	1,997	2,167	(8%)
Average order value(4)	$60.75	$60.45	-

British Pound / U.S. Dollar exchange rate (average)	1.58	1.63	(3%)

  Segment revenues were $167.5 million, a decrease of 5% versus the year-ago quarter. Adjusting for the unfavorable impact of foreign currency exchange rates and the shift of approximately $14 million of revenues into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, segment revenues in the second quarter of 2012 increased by 4%, compared to the year-ago quarter.
  Segment adjusted OIBDA(1) was $24.0 million, a decrease of 7% versus the year-ago quarter. Adjusting for the shift of approximately $3 million of adjusted OIBDA into the second quarter of 2011 related to the timing of the U.K. Mother’s Day, segment adjusted OIBDA in the second quarter of 2012 increased by 6%, compared to the year-ago quarter.
  Consumer orders(4) were 2.0 million, down 8% versus the year-ago quarter. Excluding the impact of the timing of the U.K. Mother’s Day in 2011, consumer orders increased 4% compared to the year-ago quarter.
  Average order value(4) (“AOV”) was $60.75, a slight increase compared to an AOV of $60.45 in the year-ago quarter. Adjusting for the unfavorable impact of foreign currency exchange rates and the impact of the timing of the U.K. Mother's Day, AOV was relatively flat versus the year-ago quarter. The impact of the timing of the 2011 U.K. Mother’s Day resulted in a higher percentage of international orders in the second quarter of 2011 as compared to domestic orders, and international orders generally have lower AOVs than domestic orders.

Content & Media:

	(in millions, except percentages and metrics)
Financial Highlights	Q2 2012	Q2 2011	% Change
Products revenues	$0.9	$-	N/A
Services revenues	24.1	32.2	(25%)
Advertising revenues	13.0	15.2	(14%)
Segment revenues	$38.0	$47.4	(20%)

Segment income from operations	$6.6	$9.2	(28%)
Segment adjusted OIBDA(1)	$7.5	$10.1	(26%)
as a % of segment revenues(1)	19.6%	21.3%

Metrics Highlights	Q2 2012	Q2 2011	% Change
Segment pay accounts(5) (in thousands)	3,120	4,007	(22%)
Net quarterly decline in segment pay accounts(5) (in thousands)	(173)	(253)	(32%)
Segment active accounts(5) (in millions)	10.3	12.5	(18%)
ARPU(6)	$2.50	$2.60	(4%)

Euro / U.S. Dollar Exchange Rate (average)	1.28	1.44	(11%)

  Segment revenues were $38.0 million, a decrease of 20% versus the year-ago quarter. Adjusting for the unfavorable impact of foreign currency exchange rates, segment revenues decreased 18% versus the year-ago quarter.
  Segment adjusted OIBDA was $7.5 million, a decrease of 26% versus the year-ago quarter. Adjusting for the unfavorable impact of foreign currency exchange rates, segment adjusted OIBDA decreased 21% versus the year-ago quarter.
  Segment pay accounts at June 30, 2012 were 3.1 million, a decrease of 22% versus June 30, 2011.

Communications:

	(in millions, except percentages and metrics)
Financial Highlights	Q2 2012	Q2 2011	% Change
Products revenues	$0.9	$-	N/A
Services revenues	19.9	26.1	(24%)
Advertising revenues	5.9	6.2	(4%)
Segment revenues	$26.8	$32.3	(17%)

Segment income from operations	$8.6	$15.9	(46%)
Segment adjusted OIBDA(1)	$9.0	$16.7	(46%)
as a % of segment revenues(1)	33.6%	51.6%

Metrics Highlights	Q2 2012	Q2 2011	% Change
Segment pay accounts(5) (in thousands)	709	894	(21%)
ARPU(6)	$8.97	$9.28	(3%)

  Segment revenues were $26.8 million, a decrease of 17% versus the year-ago quarter.
  Segment adjusted OIBDA was $9.0 million, a decrease of 46% versus the year-ago quarter. The investment in our NetZero Wireless 4G mobile broadband business resulted in a negative adjusted OIBDA impact of $4.0 million during the second quarter of 2012.
  Segment pay accounts at June 30, 2012 were 0.7 million, a decrease of 21% versus June 30, 2011.

Unallocated Corporate Expenses:

For the quarter ended June 30, 2012, the impact of unallocated corporate expenses on consolidated adjusted OIBDA was $5.2 million, compared to $5.7 million in the year-ago quarter.

Business Outlook:

The following forward-looking information includes certain of the projections made by management as of the date of this press release. The company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Third Quarter 2012 Guidance:

Third Quarter 2012 (in millions)	Guidance
Revenues	$172.0 - $178.0
Adjusted OIBDA(1)	$23.0 - $27.0

Third Quarter 2012 Supplemental Information (in millions)	Guidance
Net interest expense	$3.1
Shares used to calculate diluted net income per common share	90.8
Shares used to calculate adjusted diluted net income per common share(2)	91.0

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA.

Third Quarter 2012 (in millions)	Guidance
Operating Income	$4.9 - $8.9
Depreciation	$6.7
Amortization of intangible assets	$7.9
Stock-based compensation	$3.5
Adjusted OIBDA(1)	$23.0 - $27.0

Investor Conference Call on August 1, 2012 at 5:00 p.m. ET (2:00 p.m. PT):

The company will host a conference call to discuss the results at 2:00 p.m. PT (5:00 p.m. ET) on Wednesday, August 1, 2012. The conference call dial-in number is 888-437-9315 for U.S. and Canadian participants and 719-457-2715 for participants outside the U.S. and Canada. The passcode is 3498884. Alternatively, a live webcast of the conference call, along with a presentation containing financial highlights for the second quarter ended June 30, 2012, can be accessed within the Investor Relations section of the company’s website at www.unitedonline.com.

The presentation and a replay of the broadcast will be available on the company’s website for seven days following the call. A replay of the broadcast will also be available for seven days following the call by dialing 888-203-1112 (or 719-457-0820 outside of the U.S. and Canada) and the replay passcode, 3498884.

Non-GAAP Measures:

In evaluating the company’s performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”): adjusted OIBDA, adjusted net income, adjusted basic and diluted net income per common share, and free cash flow. These measures are adjusted to exclude certain non-cash expenses such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets. In addition, these measures are adjusted to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company’s business operations or are not reflective of the company’s core results over time. These items may include recurring as well as non-recurring items. These adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. For example, certain restructuring and other exit costs may be considered recurring given the company’s ongoing efforts to be more cost effective and efficient, certain litigation or dispute settlement charges or gains may be viewed as recurring given that the company is continually involved in, and resolving, litigation, arbitration, investigations, disputes and similar matters, and certain transaction-related costs may be deemed recurring given the company's regular evaluation of potential transactions. Notwithstanding that certain charges, costs or gains may be considered recurring, in order to provide meaningful comparisons, the company believes that it is appropriate to adjust for such charges, costs or gains because they are not reflective of the company's core results and tend to vary based on timing, frequency and magnitude.

Restructuring and Other Exit Costs — Restructuring and other exit costs consist primarily of employee termination costs, facility closure and relocation costs and contract termination costs.

Litigation or Dispute Settlement Charges or Gains — These charges or gains include estimated losses for which we have established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the company related to such matters are also included in these adjustments.

Transaction-Related Costs —The company excludes certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

Definitions of Non-GAAP Measures:

(1) Adjusted operating income before depreciation and amortization (“adjusted OIBDA”) is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets. The company's definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (i) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core operating results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company’s performance. The company’s board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs, and the impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable. An additional limitation associated with the use of this measure is that the term “adjusted OIBDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables. In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in our financial results for the foreseeable future.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company’s Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs and the impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA for each of the company’s segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (i) certain non-cash expenses (such as stock-based compensation, and the impairment of goodwill, intangible assets and long-lived assets); and (ii) expenses that are not reflective of the segment's core operating results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs), these measures provide investors with additional useful information to evaluate the company’s segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring and other exit costs, litigation or dispute settlement charges or gains, transaction-related costs and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about such charges, gains and costs by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; impairment of goodwill, intangible assets and long-lived assets; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and the re-measurement of certain deferred tax assets. Adjusted diluted net income per common share includes the adjustment for shares resulting from the elimination of stock-based compensation. Management believes that adjusted net income and adjusted diluted net income per common share provide investors with additional useful information to measure the company’s financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (i) certain non-cash expenses (such as stock-based compensation, amortization of intangible assets, and the impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core results over time (such as restructuring and other exit costs, litigation or dispute settlement charges or gains, and transaction-related costs). Management also uses adjusted net income and adjusted diluted net income per common share for this purpose. Adjusted net income and adjusted diluted net income per common share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per common share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms “adjusted net income” and “adjusted diluted net income per common share” do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per common share, directly ahead of adjusted net income and adjusted diluted net income per common share within its financial press releases and by providing a reconciliation of adjusted net income that shows and describes the adjustments made. A reconciliation of adjusted net income to net income, its most comparable GAAP measure, is provided in the accompanying tables.

(3) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and cash received for litigation or dispute settlement gains, and plus the excess tax benefits from equity awards, cash paid for restructuring and other exit costs, cash paid for litigation or dispute settlement charges, and cash paid for transaction-related costs. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets and prior to cash paid for restructuring and other exit costs, cash paid or received for litigation or dispute settlement charges or gains, and cash paid for transaction-related costs. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(4) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com and www.ftd.ca websites and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included.

Average order value represents the average U.S. Dollar amount received for consumer orders delivered during a period. For orders placed outside the U.S. (principally in the U.K. and the Republic of Ireland), this average U.S. Dollar amount is determined after translating the local currency amounts received into U.S. Dollars. Average order value includes merchandise revenues and shipping and service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(5) A pay account is defined as a member who has paid for a subscription to a Content & Media or Communications service, and whose subscription has not terminated or expired. A subscription provides the member with access to our service for a specific term (for example, a month or a year) and may be renewed upon the expiration of each term. One-time purchases of our services are not considered subscriptions and thus, are not included in the pay accounts metric. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. In addition, at any point in time, our pay account base includes a number of accounts receiving a free period of service as either a promotion or retention tool, such as the subscribers receiving our free NetZero 4G mobile broadband service, and a number of accounts that have notified us that they are terminating their service but whose service remains in effect.

Content & Media segment active accounts are defined as the sum of all pay accounts as of the date presented; the monthly average for the period of all free accounts who have visited our domestic or international online nostalgia websites (excluding schoolFeed and The Names Database) at least once during the period; and the monthly average for the period of all online loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts include all Communications segment pay accounts as of the date presented combined with the number of free dial-up Internet access and email accounts that logged on to our services at least once during the preceding 31 days.

(6) ARPU is calculated by dividing services revenues generated from the pay accounts of our Content & Media or Communications segment, as applicable, for a period (after translation into U.S. Dollars) by the average number of segment pay accounts for that period, divided by the number of months in that period.

(7) Churn is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for that period, divided by the number of months in that period.

About United Online®:

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 60 million registered accounts. The company’s FTD segment provides floral and related products and services (FTD and Interflora) for consumers and retail florists, as well as other retail locations offering floral and related products and services. The company’s Content & Media segment provides online nostalgia products and services (Memory Lane, Classmates, schoolFeed, StayFriends, and Trombi) and online loyalty marketing services (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno) including high-speed 4G mobile broadband (NetZero Wireless).

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the proposed spin-off of the FTD segment and the expected benefits thereof; the review of strategic alternatives for the company’s other businesses; future financial performance; revenues; operating expenses; operating income; capital expenditures; depreciation and amortization; stock-based compensation; planned business initiatives, products, services, applications and features; and the expected benefits of the company’s acquisitions. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the effects of the proposed spin-off or other transactions on our businesses; risks associated with the launch, integration or commercialization of new businesses, products, services, applications or features or the success of new business models; the severity and duration of current economic conditions; the effect of competition; risks associated with litigation and governmental regulations or investigations, including reviews of business practices such as marketing, billing, renewal, and post-transaction sales practices; the company’s inability to maintain or increase the number of free and pay accounts, visitors to its websites, and members of the floral network; problems associated with the company’s operations, systems or technologies; changes in marketing conditions and laws; the company’s inability to maintain or increase its advertising revenues; the company’s inability to enforce or defend its ownership and use of intellectual property; financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound and Euro; changes in stock-based compensation due to future equity issuances or other reasons; changes in amortization or depreciation due to a variety of factors; potential write down, reserve against or impairment of assets including receivables, goodwill, intangible assets or other assets; changes in the floral industry; the company’s inability to retain key customers, vendors and personnel; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits or the tax treatment of the proposed spin-off transaction; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in the company’s filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Products	$139,722	$145,832	$287,083	$274,918
Services	92,135	109,733	187,066	222,152
Total revenues	231,857	255,565	474,149	497,070
Operating expenses:
Cost of revenues-products(a)	102,826	108,637	211,834	204,792
Cost of revenues-services(a)	22,502	23,743	44,659	48,791
Sales and marketing(a)	46,800	48,811	93,559	96,946
Technology and development(a)	11,918	12,949	23,504	25,492
General and administrative(a)	23,249	25,895	47,536	54,624
Amortization of intangible assets	7,537	7,598	14,846	15,343
Restructuring and other exit costs	85	143	14	677
Total operating expenses	214,917	227,776	435,952	446,665

Operating income	16,940	27,789	38,197	50,405

Interest income	213	283	451	832
Interest expense	(3,583)	(10,776)	(7,041)	(15,817)
Other income, net	567	166	771	1,705

Income before income taxes	14,137	17,462	32,378	37,125
Provision for income taxes	5,592	2,694	12,314	10,176
Net income	$8,545	$14,768	$20,064	$26,949
Income allocated to participating securities	(294)	(577)	(605)	(1,142)
Net income attributable to common stockholders	$8,251	$14,191	$19,459	$25,807

Basic net income per common share	$0.09	$0.16	$0.22	$0.29
Shares used to calculate basic net income per common share	90,478	88,507	90,136	87,965
Diluted net income per common share	$0.09	$0.16	$0.22	$0.29
Shares used to calculate diluted net income per common share	90,505	88,625	90,200	88,225

Shares outstanding at end of period	90,637	88,693	90,637	88,693

(a) Stock-based compensation was allocated as follows:
Cost of revenues-products	$(2)	$13	$6	$21
Cost of revenues-services	31	100	125	182
Sales and marketing	559	637	1,142	1,107
Technology and development	297	577	795	1,130
General and administrative	2,148	3,168	4,419	6,781
Total stock-based compensation	$3,033	$4,495	$6,487	$9,221

UNITED ONLINE, INC.
Unaudited Reconciliation of Operating Income to Adjusted OIBDA(1)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income	$16,940	$27,789	$38,197	$50,405
Depreciation	6,620	6,409	13,095	12,554
Amortization of intangible assets	7,888	7,869	15,632	15,776
Operating income before depreciation and amortization	31,448	42,067	66,924	78,735
Stock-based compensation	3,033	4,495	6,487	9,221
Restructuring and other exit costs	85	143	14	677
Litigation or dispute settlement charges	(396)	-	(396)	2,263
Transaction-related costs	1,040	-	1,338	-
Adjusted OIBDA	$35,210	$46,705	$74,367	$90,896

UNITED ONLINE, INC.
Unaudited Reconciliation of Segment Income from Operations to Segment Adjusted OIBDA(1)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

FTD:
Segment income from operations	$22,661	$24,682	$46,741	$43,255
Stock-based compensation	1,028	1,019	2,134	1,827
Transaction-related costs	302	-	600	-
Segment adjusted OIBDA	$23,991	$25,701	$49,475	$45,082

Content & Media:
Segment income from operations	$6,644	$9,208	$13,981	$19,331
Stock-based compensation	495	874	1,143	1,788
Restructuring and other exit costs	(28)	-	(91)	-
Litigation or dispute settlement charges	(396)	-	(396)	2,263
Transaction-related costs	738	-	738	-
Segment adjusted OIBDA	$7,453	$10,082	$15,375	$23,382

Communications:
Segment income from operations	$8,566	$15,865	$18,931	$32,490
Stock-based compensation	438	647	1,086	1,221
Restructuring and other exit costs	-	143	(8)	677
Segment adjusted OIBDA	$9,004	$16,655	$20,009	$34,388

Unallocated corporate expenses	$(5,238)	$(5,733)	$(10,492)	$(11,956)

Consolidated adjusted OIBDA	$35,210	$46,705	$74,367	$90,896

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income	$8,545	$14,768	$20,064	$26,949
Income allocated to participating securities	(294)	(577)	(605)	(1,142)
Net income attributable to common stockholders	8,251	14,191	19,459	25,807

Adjustments:
Stock-based compensation	3,033	4,495	6,487	9,221
Amortization of intangible assets	7,888	7,869	15,632	15,776
Restructuring and other exit costs	85	143	14	677
Litigation or dispute settlement charges	(396)	-	(396)	2,263
Transaction-related costs(a)	1,040	6,078	1,338	6,078
	19,901	32,776	42,534	59,822

Income tax effect of adjusting entries	(3,936)	(6,003)	(7,392)	(10,970)
Adjusted net income attributable to common stockholders	$15,965	$26,773	$35,142	$48,852

GAAP net income per common share:
Basic net income per common share	$0.09	$0.16	$0.22	$0.29
Shares used to calculate basic net income per common share	90,478	88,507	90,136	87,965
Diluted net income per common share	$0.09	$0.16	$0.22	$0.29
Shares used to calculate diluted net income per common share	90,505	88,625	90,200	88,225

Adjusted net income per common share:
Adjusted basic net income per common share	$0.18	$0.30	$0.39	$0.56
Shares used to calculate adjusted basic net income per common share	90,478	88,507	90,136	87,965
Adjusted diluted net income per common share	$0.18	$0.30	$0.39	$0.55
Shares used to calculate adjusted diluted net income per common share	90,768	88,846	90,434	88,347

(a) Includes a $6.1 million loss on extinguishment of debt recorded in the quarter ended June 30, 2011 in connection with the refinancing of FTD's credit facilities.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$111,436	$136,105
Accounts receivable, net	36,185	43,177
Inventories, net	11,197	8,832
Deferred tax assets, net	15,622	15,587
Property and equipment, net	57,808	62,460
Goodwill and intangible assets, net	704,158	693,279
Other assets	28,666	36,917
Total assets	$965,072	$996,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$54,181	$64,649
Accrued liabilities	41,537	54,850
Member redemption liability	21,558	22,453
Deferred revenue	53,621	57,915
Debt, net of discounts	243,816	261,124
Deferred tax liabilities, net	43,624	44,098
Other liabilities	18,713	11,133
Total liabilities	477,050	516,222

Stockholders' equity	488,022	480,135

Total liabilities and stockholders' equity	$965,072	$996,357

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,545	$14,768	$20,064	$26,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	17,541	18,773	35,214	37,551
Provision for doubtful accounts receivable	393	661	1,122	1,366
Accretion of discounts and amortization of debt issue costs	432	480	634	1,052
Loss on extinguishment of debt	-	6,078	-	6,078
Deferred taxes and other	(1,938)	(2,784)	(3,468)	(377)
Tax benefits (shortfalls) from equity awards	22	(28)	(252)	13
Excess tax benefits from equity awards	-	-	(13)	(251)
Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	2,811	6,864	5,888	9,943
Inventories	(743)	25	(2,357)	2,451
Other assets	632	778	6,915	4,381
Accounts payable and accrued liabilities	(5,776)	(2,170)	(24,233)	(26,889)
Member redemption liability	(368)	(207)	(895)	(697)
Deferred revenue	(3,645)	(15,372)	(3,931)	(5,476)
Other liabilities	(1,933)	(5,328)	(1,840)	(5,817)
Net cash provided by operating activities	15,973	22,538	32,848	50,277

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,235)	(6,583)	(8,447)	(13,662)
Purchases of rights, content and intellectual property	(621)	(892)	(1,140)	(2,114)
Purchases of investments	(47)	-	(65)	-
Proceeds from sales of investments	285	-	374	-
Cash paid for acquisitions, net of cash acquired	(11,355)	-	(11,355)	-
Net cash used for investing activities	(15,973)	(7,475)	(20,633)	(15,776)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	-	261,325	-	261,325
Payments on term loans	(17,000)	(264,625)	(17,663)	(264,625)
Payments for debt issue costs	-	(30)	-	(30)
Proceeds from exercises of stock options	1	7	5	24
Proceeds from employee stock purchase plans	1,793	2,349	1,793	2,349
Repurchases of common stock	(62)	(167)	(2,144)	(6,330)
Dividends and dividend equivalents paid on outstanding shares and restricted stock units	(9,420)	(9,263)	(18,670)	(18,684)
Excess tax benefits from equity awards	-	-	13	251
Net cash used for financing activities	(24,688)	(10,404)	(36,666)	(25,720)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1,536)	415	(218)	2,399

Change in cash and cash equivalents	(26,224)	5,074	(24,669)	11,180
Cash and cash equivalents, beginning of period	137,660	106,370	136,105	100,264
Cash and cash equivalents, end of period	$111,436	$111,444	$111,436	$111,444

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(3)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$15,973	$22,538	$32,848	$50,277
Adjustments:
Capital expenditures	(4,235)	(6,583)	(8,447)	(13,662)
Excess tax benefits from equity awards	-	-	13	251
Cash paid for restructuring and other exit costs	851	691	3,421	1,832
Cash paid (received) for litigation or dispute settlement charges	6	2	108	(77)
Cash paid for transaction-related costs	795	-	800	-
Free cash flow	$13,390	$16,648	$28,743	$38,621

UNITED ONLINE, INC.
Unaudited Segment Information
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

FTD
Revenues:
Products	$137,905	$145,832	$284,069	$274,918
Services	29,622	30,467	59,905	60,280
Total revenues	167,527	176,299	343,974	335,198

Operating expenses:
Cost of revenues	106,387	113,836	219,642	215,200
Sales and marketing	28,668	27,907	57,407	57,285
Technology and development	3,782	3,643	7,488	7,232
General and administrative	8,483	8,297	17,665	16,270
Amortization of intangible assets	6,383	6,316	12,661	12,612
Total operating expenses	153,703	159,999	314,863	308,599

Operating income	13,824	16,300	29,111	26,599

Depreciation	2,454	2,066	4,969	4,044
Amortization of intangible assets	6,383	6,316	12,661	12,612
Segment income from operations	22,661	24,682	46,741	43,255
Stock-based compensation	1,028	1,019	2,134	1,827
Transaction-related costs	302	-	600	-
Segment adjusted OIBDA	$23,991	$25,701	$49,475	$45,082

Content & Media
Revenues:
Products	$881	$-	$1,781	$-
Services	24,067	32,249	49,853	64,778
Advertising	13,038	15,178	25,797	30,962
Total revenues	37,986	47,427	77,431	95,740

Operating expenses:
Cost of revenues	10,567	9,903	20,631	20,454
Sales and marketing	12,919	18,525	27,261	34,133
Technology and development	5,497	6,349	10,695	12,519
General and administrative	5,580	6,333	11,233	14,859
Amortization of intangible assets	1,154	1,067	2,185	2,251
Restructuring and other exit costs	(28)	-	(91)	-
Total operating expenses	35,689	42,177	71,914	84,216

Operating income	2,297	5,250	5,517	11,524

Depreciation	2,842	2,620	5,493	5,123
Amortization of intangible assets	1,505	1,338	2,971	2,684
Segment income from operations	6,644	9,208	13,981	19,331
Stock-based compensation	495	874	1,143	1,788
Restructuring and other exit costs	(28)	-	(91)	-
Litigation or dispute settlement charges	(396)	-	(396)	2,263
Transaction-related costs	738	-	738	-
Segment adjusted OIBDA	$7,453	$10,082	$15,375	$23,382

Communications
Revenues:
Products	$936	$-	$1,233	$-
Services	19,945	26,112	41,013	53,991
Advertising	5,929	6,167	11,324	12,986
Total revenues	26,810	32,279	53,570	66,977

Operating expenses:
Cost of revenues	8,534	8,854	16,506	18,307
Sales and marketing	5,519	2,606	9,431	5,995
Technology and development	2,639	2,957	5,321	5,741
General and administrative	2,815	3,571	5,899	7,141
Amortization of intangible assets	-	215	-	480
Restructuring and other exit costs	-	143	(8)	677
Total operating expenses	19,507	18,346	37,149	38,341

Operating income	7,303	13,933	16,421	28,636

Depreciation	1,263	1,717	2,510	3,374
Amortization of intangible assets	-	215	-	480
Segment income from operations	8,566	15,865	18,931	32,490
Stock-based compensation	438	647	1,086	1,221
Restructuring and other exit costs	-	143	(8)	677
Segment adjusted OIBDA	$9,004	$16,655	$20,009	$34,388

Total segment adjusted OIBDA	$40,448	$52,438	$84,859	$102,852

Reconciliation of segment revenues to consolidated revenues:
FTD	$167,527	$176,299	$343,974	$335,198
Content & Media	37,986	47,427	77,431	95,740
Communications	26,810	32,279	53,570	66,977
Intersegment eliminations	(466)	(440)	(826)	(845)
Consolidated revenues	$231,857	$255,565	$474,149	$497,070

Reconciliation of segment operating expenses to consolidated operating expenses:
FTD	$153,703	$159,999	$314,863	$308,599
Content & Media	35,689	42,177	71,914	84,216
Communications	19,507	18,346	37,149	38,341
Unallocated corporate expenses	6,484	7,694	12,852	16,354
Intersegment eliminations	(466)	(440)	(826)	(845)
Consolidated operating expenses	$214,917	$227,776	$435,952	$446,665

Reconciliation of segment income from operations to consolidated operating income:
FTD	$22,661	$24,682	$46,741	$43,255
Content & Media	6,644	9,208	13,981	19,331
Communications	8,566	15,865	18,931	32,490
Total segment income from operations	37,871	49,755	79,653	95,076
Depreciation	(6,620)	(6,409)	(13,095)	(12,554)
Amortization of intangible assets	(7,888)	(7,869)	(15,632)	(15,776)
Unallocated corporate expenses, excluding depreciation	(6,423)	(7,688)	(12,729)	(16,341)
Consolidated operating income	$16,940	$27,789	$38,197	$50,405

Reconciliation of segment adjusted OIBDA to consolidated adjusted OIBDA:
FTD adjusted OIBDA	$23,991	$25,701	$49,475	$45,082
Content & Media adjusted OIBDA	7,453	10,082	15,375	23,382
Communications adjusted OIBDA	9,004	16,655	20,009	34,388
Total segment adjusted OIBDA	40,448	52,438	84,859	102,852
Unallocated corporate expenses	(5,238)	(5,733)	(10,492)	(11,956)
Consolidated adjusted OIBDA	$35,210	$46,705	$74,367	$90,896

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics (a)

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Consolidated:
Revenues (in thousands)	$231,857	$242,292	$217,921	$182,694	$255,565

FTD:
Segment revenues (in thousands)	$167,527	$176,447	$143,304	$108,747	$176,299
% of consolidated revenues	72%	73%	66%	60%	69%

Consumer orders(4) (in thousands)	1,997	1,997	1,615	1,104	2,167
Average order value(4)	$60.75	$62.91	$62.31	$63.46	$60.45
Average foreign currency exchange rate: GBP to USD	1.58	1.58	1.57	1.61	1.63

Content & Media:
Segment revenues (in thousands)	$37,986	$39,445	$45,665	$44,070	$47,427
% of consolidated revenues	16%	16%	21%	24%	19%

Pay accounts(5) (in thousands)	3,120	3,293	3,484	3,780	4,007
Segment churn(7)	3.6%	3.9%	4.1%	3.9%	3.8%
ARPU(6)	$2.50	$2.54	$2.60	$2.64	$2.60
Segment active accounts(5) (in millions)	10.3	11.3	10.3	11.9	12.5
Currency exchange rate: EUR to USD	1.28	1.31	1.35	1.41	1.44

Communications:
Segment revenues (in thousands)	$26,810	$26,760	$29,295	$30,260	$32,279
% of consolidated revenues	12%	11%	13%	17%	13%

Pay accounts(5) (in thousands):
Access	467	498	535	577	622
Other	242	249	259	266	272
Total Communications pay accounts	709	747	794	843	894

Segment churn(7)	3.2%	3.4%	3.4%	3.4%	3.5%
ARPU(6)	$8.97	$8.99	$9.09	$9.14	$9.28
Segment active accounts(5) (in millions)	1.4	1.5	1.5	1.6	1.7

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

CONTACT:
United Online, Inc.
Investors:
David Bigelow, 818-287-3560
dbigelow@corp.untd.com
or
Press:
Scott Matulis, 818-287-3388
pr@untd.com